Exhibit 4.4

                     CERTIFICATE OF ADJUSTMENT

     On December 26, 2000 (the "Effective Time"), Airborne Freight
Corporation ("ABF"), a Delaware corporation, was reorganized as a wholly-owned subsidiary of a new holding company, Airborne Inc., a
Delaware corporation ("Airborne"), pursuant to Section 251(g) of the Delaware General Corporation Law. The reorganization was effected pursuant to an Agreement and Plan of Merger dated November
7, 2000, by and among ABF, Airborne, and AEX Merger, Inc., a
Delaware corporation (the "Agreement").  Prior to the
reorganization, Airborne was a wholly-owned subsidiary of ABF, and
AEX Merger Inc. was a wholly-owned subsidiary of Airborne.
Pursuant to the Agreement, AEX Merger Inc. was merged with and into
ABF (the "Merger"), which was the surviving corporation in the
Merger, and ABF became a wholly-owned subsidiary of Airborne. As part of the reorganization, the name of ABF was changed to
"Airborne Express, Inc."

     Pursuant to an Assignment and Assumption Agreement dated as of
December 21, 2000, between ABF and Airborne, which became effective at the Effective Time, ABF assigned and delegated to Airborne, and
Airborne assumed, all of ABF's rights and obligations under the
Rights Agreement (the "Rights Agreement") dated as of February 14,
1997 between ABF and The Bank of New York ("Rights Agent").

     The Boards of Directors of ABF and Airborne have determined pursuant to Section 12 of the Rights Agreement that, in order that the Merger shall not have the effect of reducing or limiting the benefits the holders of Rights (as defined in the Rights Agreement)
would have in the absence of the Merger, it is appropriate that the following adjustment be and it hereby is made, effective as of the
Effective Time:

          Each Right outstanding at the Effective Time shall
     automatically be adjusted so that, upon exercise thereof,
     the holder of the Right shall be issued one two-hundredth
     (1/200) of a share of Series A Participating Cumulative
     Preferred Stock of Airborne instead of one two-hundredth
     (1/200) of a share of Series A Participating Cumulative
     Preferred Stock of ABF.

      IN  WITNESS  WHEREOF,  this  Certificate  has  been  executed effective as of the 26th day of December, 2000.

                              AIRBORNE FREIGHT CORPORATION

                           By:/s/Lanny H. Michael
                              Lanny H. Michael
                              Senior Vice President

                              AIRBORNE, INC.

                           By:/s/Lanny H. Michael
                              Lanny H. Michael
                              Senior Vice President